UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

X-Factor Communications Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	45-1545032
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

3 Empire Blvd., 5th Floor
South Hackensack, NJ 07606
 (Address, including zip code, of registrant’s principal executive offices)

2012 Equity Incentive Plan
(Full title of the plan)

Charles Saracino
Chief Executive Officer
X-Factor Communications Holdings, Inc.
3 Empire Blvd., 5th Floor
South Hackensack, NJ 07606
 (201) 518-1925
(Telephone number, including area code, of agent for service)

COPIES TO:

Kevin Friedmann, Esq.
Richardson & Patel, LLP
750 Third Avenue, 9th Floor
New York, New York 10017
Phone: (212) 561-5559
Fax: (917) 591-6898

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	5,000,000	$0.75	$3,750,000	$511.50

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 12, 2012, as reported on the OTC Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)	The registrant's Annual Report on Form 10-K filed with the Commission on May 15, 2012;

(b)
The registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2012, as filed with the Commission on August 14, 2012, as amended, and September 30, 2012, as filed with the Commission on November 15, 2012;

(c)	The registrant’s Current Reports on Form 8-K filed as filed with the Commission on May 21, 2012, as amended on July 2, 2012 and August 14, 2012, and October 25, 2012; and

(d)	The description of the registrant's common stock, $0.0001 par value, included in the Form 10 as filed with the Commission on April 8, 2011, and subsequently amended on May 12, 2011.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder.  Richardson & Patel LLP and its principles have accepted shares of the registrant’s common stock in exchange for services rendered to the registrant in the past and, although the law firm and its principles are under no obligation to do so, they may continue to accept the registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its principals collectively own 157,932 shares of the registrant’s common stock.

Item 6.                   Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Charter Provisions and Other Arrangements of the Registrant

Our certificate of incorporation provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (a) for breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section.  The indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise.  Such indemnification shall apply both as to action in the person's official capacity of one holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Our bylaws also provide that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality (filed herewith)
10.1	2012 Equity Incentive Plan (filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm. WithumSmith + Brown, PC (filed herewith).
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
23.3	Consent of Stan J. H. Lee, CPA (filed herewith)

Item 9.                    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(c)           In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South Hackensack, New Jersey, on December 12, 2012.

X-Factor Communications Holdings,

/s/ Charles Saracino
By: Charles Saracino
Its: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit	Description

5	Opinion of Richardson & Patel LLP regarding legality (filed herewith)
10.1	2012 Equity Incentive Plan (filed herewith)
23.1	Consent of Independent Registered Public Accounting Firm. WithumSmith + Brown, PC (filed herewith).
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
23.3	Consent of Stan J. H. Lee, CPA (filed herewith)